AMENDMENT NO. 3
                                       TO
                  PIC INVESTMENT TRUST ADMINISTRATION AGREEMENT

     This Amendment No. 3 (the "Amendment"), dated this 31st day of March, 1999, to the PIC Investment Trust Administration Agreement, as amended (the "Agreement"), dated June 11, 1992, by and between PIC INVESTMENT TRUST, a trust organized under the laws of the State of Delaware (the "Trust"), and INVESTMENT COMPANY ADMINISTRATION, LLC, an Arizona limited liability company (the "Administrator"). Capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to them in the Agreement.

     WHEREAS, the Administrator provides certain services to the Trust, as more fully described in the Agreement; and

     WHEREAS, the Trust has organized additional series, and the parties hereto desire to amend the Agreement so that the Agreement shall apply to all series of the Trust.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Paragraph 1 is amended in its entirety to read as follows:

          "The Trust, on behalf of each fund listed on Appendix A attached hereto (the "Funds"), as such Appendix A may be amended from time to time, hereby appoints the Administrator to provide certain administrative services to the Trust, subject to the overall supervision of the Board of Trustees of the Trust for the period and on the terms set forth in this Agreement. Whenever this Agreement refers to services to be performed for, or the rights of, the Trust, such reference shall be deemed to include each Fund. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided."

     2. Paragraph 4 is amended in its entirety to read as follows:

          "The Trust agrees to pay the Administrator and the Administrator agrees to accept as full compensation for all services rendered by the Administrator as such, an annual fee with respect to each Fund in the amount set forth in Appendix A opposite such Fund's name."

     3. Appendix A, which is attached hereto as such, is hereby added, in its entirety, as Appendix A to the Agreement.
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     4. Except as herein modified, all of the terms, conditions and provisions of the Agreement as modified by this Amendment shall remain unmodified and in full force and effect.

     5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have affixed their signatures signifying their adoption of this Amendment.

                                  PIC INVESTMENT TRUST


                                  By: /s/ Douglass B. Allen
                                     ------------------------
                                  Name: Douglass B. Allen
                                  Title: President


                                  INVESTMENT COMPANY ADMINISTRATION LLC


                                  By: /s/Steven J. Paggioli
                                     ------------------------
                                  Name: Steven J. Paggioli
                                  Title: Executive Vice President